LAW OFFICES
                     BALLARD SPAHR ANDREWS & INGERSOLL, LLP
                         1735 Market Street, 51st Floor
                           Philadelphia, PA 19103-7599
                                  215-665-8500
                                FAX: 216-864-8999
                              www.BALLARDSPAHR.COM

                                                              January 14, 2002

Seligman Pennsylvania Municipal Fund Series
100 Park Avenue
New York, NY  10017

Ladies and Gentlemen:

      You have requested our opinion relative to the Pennsylvania tax aspects of the Seligman Pennsylvania Municipal Fund Series (the "Fund"). We have reviewed the Fund's Prospectus and Statement of Additional Information and our opinion is based in part on information contained in these documents.

      We understand that the Fund was created under the laws of Pennsylvania as a common law trust. The Fund is targeted to Pennsylvania investors and has a portfolio consisting primarily of Pennsylvania state and municipal obligations.

      The Fund is a non-diversified open-end management investment company under the Investment Company Act of 1940. The Fund has qualified for and elected regulated investment company treatment under Subchapter M of the Internal Revenue Code. Accordingly, the Fund distributes its ordinary income to its shareholders currently, as well as substantially all of its net capital gains.

Pennsylvania Taxes

      Business trusts qualifying as regulated investment companies and registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940 are not included in the definition of corporations for Pennsylvania tax purposes. Thus, the Fund is not subject to the corporate net income tax and capital stock tax which would be applicable if the Fund were incorporated.

      Individual shareholders of the Fund who are subject to Pennsylvania personal income tax will not be subject to such tax on distributions from the Fund to the extent that such distributions are attributable to interest paid on Pennsylvania Municipal Securities or US Government obligations.

      Due to the pendency of litigation involving the constitutionality of personal property taxes heretofore in effect, none are currently imposed in Pennsylvania. In the event enforcement of the personal property tax is resumed under current law, shares of the Fund will not be subject to any of the personal property taxes to the extent of that proportion of the Fund represented by Pennsylvania Municipal Securities or US Government obligations. The taxes referred to above include the county personal property tax, and the additional personal property taxes imposed on Pittsburgh residents by the School District of Pittsburgh, as well as the City of Pittsburgh.

      Individual shareholders of the Fund who are Philadelphia resident individuals and subject to the Philadelphia school district investment income tax will not be subject to such tax on distributions from the Fund to the extent that such distributions are attributable to interest paid on Pennsylvania Municipal Securities or US Government obligations.

      Corporate shareholders of the Fund who are subject to the Pennsylvania corporate net income tax will not be subject to such tax on distributions from the Fund that qualify as exempt-interest dividends for federal income tax purposes or are derived from interest on US Government oglibations.

      If a shareholder of the Fund is a business subject to the Pennsylvania capital stock/franchise tax, the value of shares of the Fund held by such shareholder and income derived from the ownership of such shares may be taken into account in determining the "capital stock value" of such shares.

      Distributions to shareholders from gains realized by the Fund from the disposition (whether by sale, exchange, redemption or payment at maturity) of Pennsylvania Municipal Securities or US Government obligations issued on or after February 1, 1994 are taxable under the Pennsylvania personal income tax and corporate net income tax. Any distributions to shareholders of the Fund from gains realized on the disposition of Fund assets are not subject to the Philadelphia school district investment income tax.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of the Fund and to the reference to us under the heading "Pennsylvania Taxes". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                      Very truly yours,

                                      /s/Ballard Spahr Andrews & Ingersoll, LLP
                                      Ballard Spahr Andrews & Ingersoll, LLP


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